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                                                                   EXHIBIT 10.75

                            MONRO MUFFLER/BRAKE, INC.
                      Kendall Motor Oil Purchase Agreement
                           Effective February 18, 2002


Beginning Monday, February 18, 2002 and extending through February 17, 2007, following are the terms of the agreement between Monro Muffler/Brake, Inc. and Phillips Petroleum Company (Kendall Motor Oil).

A.  Purchasing Agreement

    Kendall Motor Oil (`Kendall") will be the exclusive supplier of passenger car and heavy duty lubricants as well as ancillary lubricant products (Transmission Fluids, Greases, Gear Lubricants, et al.) to Monro Muffler/Brake, Inc. ("Monro") during the contract term, February 18, 2002 through February 17, 2007.

B.  Pricing

    1. Effective the date of this agreement, pricing is reflected per the attached schedule (See Schedule A).

    2. Pricing is firm through December 31, 2002. After this date, prices are subject to change based on marketplace movement of branded lubricant products.

    3.  Price adjustments will be preceded by sixty (60) days written notice.

C.  Business Development

    *

D.  Advertising Allowance

    1. An Advertising Allowance of $.25 per gallon will be paid quarterly based on documented and reported purchase volumes.

    2. To qualify for this allowance, Monro must agree to participate in two Kendall national consumer promotions annually and must be featured through documented print or electronic media advertising using the approved Kendall logo, product identification and logo.

E.  Lubricant Dispensing Equipment

    1. Kendall will loan to Monro lubricant dispensing equipment for each service location at the rate of $1 of equipment for each projected gallon of product purchased annually (based on Year 1 anticipated purchases), by location, in accordance with the guidelines of the Kendall Equipment Lease Program (tanks, pumps, reels and meters).

    2. Kendall will, during the term of this agreement and at its cost and expense, provide ordinary and necessary repair and maintenance for the equipment and will maintain it in good working condition through the approved equipment repair facility(s) for the subject equipment repair and maintenance. When necessary, Kendall will replace worn equipment with new equipment.

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    3.  Kendall will, during the term of this agreement at its cost and expense, provide supplemental equipment to Monro based on a pre-established and agreed upon budget and guidelines (one unit per location unless otherwise mutually approved by Monro and Kendall), as follows:

        a.  Used Oil Disposal Tank
        b. Self Evacuation Oil Drain

    4.  Equipment Depreciation

        a. The original cost of the lubricant dispensing equipment is depreciated, on a straight- line basis, over five (5) years. At the end of the five-year period, the equipment value will become and remain $1.

F.  Marketing Support

    1. Grand Opening Allowance: During the term of this agreement, for each new store opening by Monro, Kendall will pay Monro $800 per location. To qualify for this allowance, Kendall must be included in the grand opening advertising (in print using the approved Kendall logo and tag line).

    2.  *

    3.  *

    4. Kendall will supply Monro with the following promotional materials at no cost to Monro:

        a.  Kendall/Monro-imprinted Floor Mats
        b.  Kendall/Monro-imprinted Static Cling Window Stickers
        c.  Kendall Ecology Drums
        d.  Kendall Curb Signs
        e. Other marketing and point of sale material which support mutual branding strategies

        Quantities of these items are determined by the annual volume purchased by Monro during each calendar year.

    5.  MotorSports

        Refer to Schedule B for details.

H.  Annual Volume Incentive

    1.  *

    2.  *

I.  Separation

    If this agreement is terminated for any reason other than breach by Kendall, the following conditions will apply:

    1. Monro will pay a termination penalty of $12,500 for every full month remaining until February 17, 2007. Such amount will be payable within thirty (30) days of the cancellation of this agreement.


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    2.  Reimbursement for the lubricant dispensing equipment will be determined by:

        a. The remaining value of the existing equipment and installation will be determined based on a five-year, straight line depreciation schedule from the original date of installation and would become payable within thirty (30) days of cancellation.

        b. All new equipment and installation during the term of this agreement will be depreciated on a five-year, straight line depreciation schedule from the date of installation, and remaining value of said equipment will be payable within thirty (30) days of cancellation.

    3.  Sixty (60) days notification of the cancellation is required.

J.  Change in Ownership

    In the event that Monro is acquired, either directly or indirectly, through the sale of assets, merger, or otherwise, Monro or its successor(s) may terminate this Agreement upon 60 days written notice. In the event such termination shall take place, Monro agrees to pay Kendall, at the end of the sixty (60) days, $12,500 per complete month remaining until February 17, 2007. Monro also agrees to pay the unamortized value of the lubricant dispensing equipment as outlined in Sections I.2.a and I.2.b.

    In the event that a change of control of Kendall shall result in a party, person or corporate entity controlling a majority share of Kendall and such party, person or corporate entity shall be a citizen of, or based in, a country which is, or becomes, listed on the United States of America's Department of Defense Trade Control's Embargo Reference Chart, Monro shall have the immediate right to terminate this agreement without any prior notification or penalty.




PHILLIPS PETROLEUM COMPANY           MONRO MUFFLER/BRAKE, INC.
(Kendall Motor Oil, Lubricants
Division)


By:     /s/ Susan Tate                 By:    /s/ Robert W. August
        --------------------------            ----------------------------------


Title:  Manager, Sales                 Title: Sr. Vice President - Store Support
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Date:   April 9, 2002                  Date:  April 5, 2002
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* This information has been left out for confidentiality reasons.